FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-27

----- Original Message -----

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)

At: 08/10/18 14:56:41

WFCM 2018-C46 - PUBLIC NEW ISSUE

**LAUNCH** $603.865 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	LAUNCH
A-1	AAAsf/AAA(sf)/Aaa(sf)	14.029	30.000%	2.60	41.7%	15.9%	IS+30
A-2	AAAsf/AAA(sf)/Aaa(sf)	147.143	30.000%	4.82	41.7%	15.9%	IS+50
A-SB	AAAsf/AAA(sf)/Aaa(sf)	24.040	30.000%	7.40	41.7%	15.9%	IS+73
A-3	AAAsf/AAA(sf)/Aaa(sf)	115.000	30.000%	9.74	41.7%	15.9%	IS+85
A-4	AAAsf/AAA(sf)/Aaa(sf)	184.264	30.000%	9.88	41.7%	15.9%	IS+87
A-S	AAAsf/AAA(sf)/Aa2(sf)	56.234	21.875%	9.96	46.5%	14.3%	IS+110
B	AA-sf/AA-(sf)/NR	31.145	17.375%	9.96	49.2%	13.5%	IS+135
C	A-sf/A-(sf)/NR	32.010	12.750%	9.96	51.9%	12.8%	IS+200

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBBsf/BBB(sf)/NR	20.840	9.739%	9.96	53.7%	12.4%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$692,109,550
NUMBER OF LOANS:	49
NUMBER OF PROPERTIES:	55
WA CUT-OFF LTV:	59.5%
WA BALLOON LTV:	55.8%
WA U/W NCF DSCR:	1.80x
WA U/W NOI DEBT YIELD:	11.2%
WA MORTGAGE RATE:	5.000%
TOP TEN LOANS %:	46.7%
WA REM TERM TO MATURITY (MOS):	106
WA REM AMORTIZATION TERM (MOS):	358
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(36.6%), BARCLAYS(21.4%), BSP(17.8%), AREF(17.6%), RMF(6.7%)

TOP 3 PROPERTY TYPES:	RETAIL(36.9%), OFFICE(24.9%), MULTIFAMILY(14.1%)

TOP 5 STATES:	CA(13.6%), NC(12.3%), FL(10.0%), NY(9.9%), VA(8.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES INCOME USA LLC

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED

ANTICIPATED PRICING:	TODAY

ANTICIPATED SETTLEMENT:	AUGUST 28, 2018

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and

Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing

wfs.cmbs@wellsfargo.com.

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